Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S THIRD QUARTER 2006 ADJUSTED EARNINGS

PER SHARE, EXCLUDING STOCK OPTION EXPENSE,

INCREASED 22 PERCENT TO $1.04

GAAP Earnings Per Share Increased 22 Percent to $0.94

Full Year Adjusted Earnings Per Share Guidance Excluding

Stock Option Expense Raised to $3.85 - $3.95

Revenues Grew 15 Percent to $3.6 Billion

THOUSAND OAKS, Calif. (Oct. 23, 2006) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.04 for the third quarter of 2006, an increase of 22 percent compared to 85 cents during the third quarter of 2005. Adjusted net income, excluding stock option expense and certain other expenses, increased 15 percent to $1,224 million compared to $1,067 million in the third quarter of 2005. Stock option expense on a per share basis totaled 3 cents in both the third quarter of 2006 and 2005. Adjusted EPS including stock option expense was $1.01 for the third quarter of 2006, an increase of 23 percent compared to 82 cents in the third quarter of 2005.

Total revenue increased 15 percent during the third quarter of 2006 to $3.61 billion from $3.15 billion in the third quarter of 2005.

Adjusted EPS and adjusted net income for the three months ended September 30, 2006 and 2005 exclude certain expenses related to the acquisitions of Immunex, Tularik, and Abgenix, stock option expense, and certain other items. Adjusted EPS, including the impact of stock option expense, is itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s EPS was $0.94 in the third quarter of 2006, an

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Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

increase of 22 percent compared to $0.77 in the same quarter last year. Net income increased 14 percent to $1.1 billion in the third quarter of 2006 versus $967 million in the third quarter of 2005. Effective January 1, 2006, Amgen began recording expense associated with employee stock options in accordance with Statement of Financial Accounting Standards No. 123R. As a result, reported GAAP results for the third quarter of 2006 were negatively impacted by $50 million on a pre-tax basis.

“Our key products once again drove our strong financial performance in the third quarter,” said Kevin Sharer, chairman and CEO. “The recent launch of Vectibix, our first cancer therapeutic, represents an important addition to our product portfolio. We also made progress on our outreach efforts through the announced acquisition of Avidia, which provides us access to a technology platform and an important development stage product for the treatment of inflammation and autoimmune diseases,” concluded Sharer.

Product Sales Performance

During the third quarter, total product sales increased 15 percent to $3.5 billion from $3.05 billion in the third quarter of 2005. Sales in the United States totaled $2.86 billion, an increase of 14 percent versus $2.5 billion for the third quarter of 2005. International sales increased 18 percent to $639 million versus $543 million for the third quarter of 2005. Excluding the impact of foreign exchange, total product sales increased 14 percent and international product sales increased 15 percent versus the prior year.

Worldwide sales of Aranesp® (darbepoetin alfa) increased 27 percent to $1,067 million in the third quarter of 2006 versus $840 million during the third quarter of 2005. This growth was driven by demand, reflecting segment growth and share gains. U.S. Aranesp sales increased 33 percent to $720 million versus $542 million in the prior year. International Aranesp sales increased 16 percent to $347 million versus $298 million in the third quarter of 2005.

Sales of EPOGEN® (Epoetin alfa) increased 6 percent to $633 million in the third quarter of 2006 versus the third quarter of 2005, due to favorable year over year wholesaler inventory changes and underlying demand growth in the free-standing dialysis clinics. These increases were partially offset by year-over-year increased use of Aranesp in the hospital setting. The Company believes that conversion to Aranesp in the hospital setting has stabilized as of the middle of this year. Underlying demand in free standing dialysis clinics remained consistent with an annual patient population growth of 3-4 percent.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 13 percent to $998 million in the third quarter of 2006 versus $882 million for the third quarter of 2005, driven by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the United States were $772 million in the third quarter of

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

2006 versus $680 million in the third quarter of 2005, an increase of 14 percent. U.S. Neulasta sales continue to benefit from a label extension based on new clinical data demonstrating the value of first cycle use in moderate risk chemotherapy regimens. Combined international sales increased 12 percent to $226 million in the third quarter of 2006 versus $202 million for the same quarter in the prior year.

North American sales of Enbrel® (etanercept) increased 6 percent in the third quarter to $705 million versus $668 million during the same period in 2005. Growth was driven primarily by increased demand in the Rheumatology segment. Growth of the Dermatology segment has continued to lag behind our expectations. The psoriasis biologic segment is under-penetrated, which the Company remains committed to addressing through increased patient and physician education. Growth was also impacted by share declines in Rheumatology and Dermatology. ENBREL remains the share leader in both segments.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 93 percent to $83 million in the third quarter of 2006 versus $43 million during the third quarter of 2005. This growth was driven by demand.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales declined to $485 million in the third quarter of 2006 versus $505 million in the third quarter of 2005, primarily driven by lower royalty expenses, a favorable product mix and to a lesser extent, production efficiencies. Royalty expenses were lower than the prior year driven by the expiration of certain contractual royalty obligations on Neulasta and NEUPOGEN sales and the acquisition of certain royalty rights on sales of ENBREL and EU Neulasta and NEUPOGEN sales. For the fourth quarter, Amgen expects cost of sales margin to remain lower than 2005.

Research and development (R&D) expenses increased 49 percent to $835 million in the third quarter versus $559 million in the third quarter of 2005. The third quarter increase was primarily due to higher staff levels and increased funding necessary to support clinical trials for our late-stage programs, including clinical material and manufacturing costs. The Company expects continued year-over-year growth in R&D expenses for the fourth quarter, reflecting the ongoing impact of nine mega-trials (trials with more than 200 sites). However, the fourth quarter growth rate will be lower than the 49 percent increase experienced in the third quarter of 2006. The growth rate for the full year is expected to be in the middle of 30-40 percent range that has been given previously.

Selling, general and administrative (SG&A) expenses increased 19 percent to $782 million in the third quarter versus $656 million in the third quarter of 2005, reflecting higher staff and additional infrastructure costs to support the growing

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

organization, in particular our Global Enterprise Resource Planning (ERP) program; higher legal costs associated with ongoing litigation; and higher Wyeth profit share expenses related to ENBREL sales. SG&A expenses for the fourth quarter are expected to increase. However, we expect the year-over-year growth rate to be lower than the fourth quarter of 2005.

During the third quarter of 2006, adjusted EPS growth of 22 percent exceeded revenue growth of 15 percent by 7 percentage points. EPS leverage was principally driven by fewer shares used in the computation of adjusted diluted EPS compared to the third quarter of 2005 and a lower adjusted tax rate due to favorable audit settlements. Amgen continues to expect its 2006 full year adjusted tax rate to be lower than in 2005 due to increased overseas manufacturing in Puerto Rico and the favorable audit settlements. However, the fourth quarter adjusted tax rate is expected to be higher than the third quarter of 2006.

During the quarter, Amgen repurchased 7.3 million shares at a total cost of $505 million, with year-to-date repurchases totaling 67 million shares at a total cost of $4.8 billion. In December 2005, Amgen’s Board of Directors authorized a new stock repurchase program of $5 billion. The Company currently has $1.8 billion remaining under its stock repurchase program. Average diluted shares for adjusted EPS were 1,174 million versus 1,249 million in the third quarter of 2005, reflecting the Company’s aggressive share repurchases.

Capital expenditures for the third quarter of 2006 were approximately $376 million versus $199 million in the third quarter of 2005 as the Company continued its manufacturing capacity and site expansions in Ireland, Puerto Rico and other locations and its investment in the ERP program. Cash and marketable securities were $5.8 billion and debt was $9.0 billion at the end of the third quarter of 2006. The Company expects year-end cash balances to be less than debt by approximately $2.0 billion.

The Company expects to record a charge in the fourth quarter for acquired in-process research and development in accordance with GAAP related to the pending acquisition of Avidia, which will be excluded from adjusted earnings.

The Company now expects 2006 adjusted EPS in the range of $3.85 to $3.95 excluding stock option expense and certain other expenses, up from the prior range of $3.75 to $3.85, based upon sales momentum, and lower cost of sales due to a favorable product mix and efficiencies. The Company is also narrowing its revenue guidance range to $14.1 billion to $14.3 billion, from the previously provided range of $14.0 billion to $14.3 billion.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Third Quarter Product and Pipeline Highlights

The Company also highlighted research and development matters, including recent regulatory news, updates on selected late-stage clinical programs (Aranesp, Sensipar, VectibixTM (panitumumab), denosumab and AMG 706) and an early-stage pipeline update.

VectibixTM: In September, the FDA approved Vectibix for third-line treatment of metastatic colorectal cancer (CRC). Vectibix is the first entirely human monoclonal antibody for the treatment of patients with epidermal growth factor receptor- (EGFr) expressing metastatic colorectal cancer after disease progression on, or following fluoropyrimidine-, oxaliplatin-, and irinotecan- containing chemotherapy regimens. The FDA approval of Vectibix was based on a progression-free survival endpoint.

Additionally, outside the United States, marketing applications have been submitted to the European Medicines Agency (EMEA) and Health Canada in April, and Australia and Switzerland in May.

During the quarter, the Company completed enrollment in its Panitumumab Advanced Colorectal Cancer Evaluation (PACCE) study, a non-registration-enabling trial evaluating Vectibix in first-line treatment of metastatic colorectal cancer. Over 1,000 patients have been enrolled in the study. Patients are randomized to treatment with Avastin plus chemotherapy with or without Vectibix. The primary endpoint of this study is progression-free survival, with secondary endpoints of response rate, overall survival and safety.

Enrollment in the Company’s Phase 3 study in first-line metastatic colorectal cancer began in the quarter. The Phase 3 study in first-line locally advanced Squamous Cell Cancer of the Head and Neck (SCCHN) has been slightly delayed by one to two quarters from the timeline previously disclosed due to modifications in study design. The Phase 3 study in metastatic SCCHN is scheduled to start in the first quarter of 2007 as planned. Additionally, the Company has decided to delay by a quarter its co-operative Phase 3 study with the National Surgical Adjuvant Breast and Bowel Project (NSABP) group in adjuvant CRC while finalizing its design with the NSABP.

Aranesp®: As previously announced, the Company has received from the U.S. Food and Drug Administration (FDA) a complete response letter, commonly referred to as an “approvable” letter, for Aranesp de novo once every-two-week and maintenance once-monthly dosing regimens for chronic kidney disease (CKD) patients with anemia not on dialysis.

In December 2005, the Company submitted a biologics license supplement to the FDA for these Aranesp dosing regimens for CKD patients with anemia not on dialysis. The FDA has requested additional clinical data for the once-monthly dosing regimen, including an additional clinical study. The FDA has also requested additional label language and clarification of submitted data for the de novo once every-two-week dosing regimen. The Company is committed to working closely with the FDA to resolve these questions in a timely and efficient manner.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

As part of the ongoing discussions with the FDA, the Company has submitted an intention for an amendment and plans to propose the submission of existing data, including clinical trial data gathered since submission of the biologics license supplement to address the FDA’s request for additional data to support both the every-two-weeks and the monthly dosing regimens. Whether the existing data will be sufficient to satisfy the Agency’s request for additional information will be a point of discussion between the Company and the FDA.

AMG 706: The Company provided an update on their investigational plan of cholecystitis and enlargement of the gall bladder previously observed in patients who had received AMG 706. The Company continues to gather data on this issue. Ongoing studies have continued subject to protocol amendments to ensure that physicians are aware of the possibility that cholecystitis or enlargement of the gall bladder may occur and that they should manage them appropriately. During the fourth quarter, the Company will be re-launching its head-to-head Phase 2 study against Avastin in Breast Cancer as well as launching a second head-to-head Phase 2 study against Avastin in Non-small Cell Lung Cancer.

Additionally, data from the Phase 2 study in gastrointestinal stromal tumors (GIST) will be presented at the Connective Tissue Oncology Society meeting in November.

Denosumab: Enrollment has begun in the Company’s Phase 3 study to evaluate the safety and efficacy of transitioning therapy from alendronate to denosumab in postmenopausal women with low bone mineral density. The study is expected to enroll 500 patients.

Sensipar®: During the quarter, enrollment began in the Phase 3 trial E.V.O.L.V.E. (EValuation Of Cinacalcet HCl Therapy to Lower CardioVascular Events). The E.V.O.L.V.E. trial is the largest international, prospective clinical outcomes study to determine whether Sensipar/Mimpara® (cinacalcet HCl) can effectively reduce the risk of mortality and morbidity in patients with stage five chronic kidney disease (CKD) undergoing maintenance dialysis. The trial is expected to enroll 3,800 patients.

Early-Stage Pipeline Update: The Company announced that it continues to make progress advancing its early-stage pipeline. Since the start of 2006, eleven new molecules, including four in oncology, two for diabetes, one for idiopathic pulmonary fibrosis, one in cancer cachexia, one in inflammation, one for asthma and one for Alzheimer’s have been advanced into clinical development. Additionally, three new molecules, one for diabetes, one for pain and one for psoriasis, have entered the clinic for introduction into humans. During this period, four early-stage programs have been terminated.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Outreach Update: As previously announced, the Company entered into a definitive merger agreement under which the Company has agreed to acquire Avidia, a privately held biopharmaceutical company that discovers and develops a new class of human therapeutic known as Avimer™ proteins. The transaction provides the Company with Avidia’s lead product candidate, an inhibitor of interleukin 6 (IL-6) for the treatment of inflammation and autoimmune diseases, which is in Phase 1 clinical trials. The Company also entered into an agreement with Yeda Research and Development Company Ltd., the commercial arm of the Weizmann Institute of Science. Under the terms of the agreement the Company obtained a license under Yeda’s rights in U.S. Patent No. 6,217,866 (the “‘866 Patent”). On Sept. 18, 2006, Yeda was awarded sole ownership of the ‘866 Patent in an opinion and order issued by the U.S. District Court for the Southern District of New York.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investor section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its third quarter financial results conference call, scheduled for 2 p.m. Pacific Daylight Time today. The conference call will be broadcast over the internet and can also be found on Amgen’s Web site at the above web address.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2005, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805/447-4613 (Media)
Arvind Sood, 805/447-1060 (Investors)

EDITOR’S NOTE: An electronic version of this news release may be accessed via our Web site at www.amgen.com. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Media section of the Web site.

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Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2006					Three Months Ended September 30, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$3,503	$—		$3,503		$3,047	$—		$3,047
Other revenues	109	—		109		107	—		107

Total revenues	3,612	—		3,612		3,154	—		3,154

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	489	(4	)(1)	485		552	(47	)(5)	505
Research and development	872	(21	)(1)	835		562	(3	)(6)	559
		(16	)(2)
Selling, general and administrative	807	(25	)(1)	782		656	—		656
Amortization of intangible assets	122	(73	)(3)	—		86	(86	)(3)	—
		(49	)(4)

Total operating expenses	2,290	(188)		2,102		1,856	(136)		1,720

Operating income	1,322	188		1,510		1,298	136		1,434
Interest and other income (expense), net	39	—		39		14	—		14

Income before income taxes	1,361	188		1,549		1,312	136		1,448
Provision for income taxes	259	66	(12)	325		345	36	(12)	381

Net income	$1,102	$122		$1,224		$967	$100		$1,067

Earnings per share:
Basic	$0.94			$1.05		$0.78			$0.87
Diluted (13)	$0.94			$1.04	(14)	$0.77			$0.85	(14)

Average shares used in calculation of earnings per share:
Basic	1,167			1,167		1,233			1,233
Diluted (13)	1,178			1,174		1,249			1,249

(1) - (14)    See explanatory notes on following pages.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2006					Nine Months Ended September 30, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$10,121	$—		$10,121		$8,854	$—		$8,854
Other revenues	312	—		312		305	—		305

Total revenues	10,433	—		10,433		9,159	—		9,159

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,534	(5	)(1)	1,529		1,571	(47	)(5)	1,524
Research and development	2,315	(78	)(1)	2,188		1,653	(9	)(6)	1,644
		(32	)(2)
		(5	)(6)
		(12	)(7)
Selling, general and administrative	2,336	(96	)(1)	2,233		1,879	—		1,879
		(7	)(7)
Write-off of acquired in-process R&D	1,101	(1,101	)(8)	—		—	—		—
Amortization of intangible assets	296	(247	)(3)	—		260	(260	)(3)	—
		(49	)(4)
Legal settlements	—	—		—		49	(49	)(9)	—

Total operating expenses	7,582	(1,632)		5,950		5,412	(365)		5,047

Operating income	2,851	1,632		4,483		3,747	365		4,112
Interest and other income (expense), net	140	—		140		10	(20	)(10)	10
							20	(11)

Income before income taxes	2,991	1,632		4,623		3,757	365		4,122
Provision for income taxes	874	189	(12)	1,063		907	120	(12)	1,027

Net income	$2,117	$1,443		$3,560		$2,850	$245		$3,095

Earnings per share:
Basic	$1.79			$3.01		$2.30			$2.50
Diluted (13)	$1.77			$2.99	(14)	$2.26			$2.46	(14)

Average shares used in calculation of earnings per share:
Basic	1,181			1,181		1,238			1,238
Diluted (13)	1,194			1,190		1,263			1,263

(1) - (14)    See explanatory notes on following pages.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(1)	To exclude the impact of stock option expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. Effective January 1, 2006, Amgen adopted SFAS No. 123R and elected not to apply this new accounting standard to its prior years’ financial statements. Prior to such date, Amgen disclosed in the notes to its financial statements what the related expense and impact to earnings per share (EPS) would have been (i.e. on a pro forma basis) had it elected to expense the fair value of employee stock options in accordance with SFAS No. 123. For the three and nine months ended September 30, 2005, the total pro forma pre-tax expense for all employee stock options in accordance with SFAS No. 123 was $66 million and $263 million, respectively, resulting in dilution to GAAP EPS of 3 cents and 14 cents per share, respectively, on a pro forma basis.

(2)	To exclude the ongoing, non-cash amortization of the intangible asset, XenoMouse® technology, acquired with the Abgenix, Inc. (“Abgenix”) acquisition. The non-cash charge for 2006 is currently estimated to be approximately $48 million, pre-tax.

(3)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The non-cash charge for 2006 is currently estimated to be approximately $321 million, pre-tax.

(4)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(5)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(6)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees associated with their retention.

(7)	To exclude the incremental compensation provided to certain Abgenix employees associated with their retention. Substantially all related amounts have been incurred.

(8)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Abgenix acquisition.

(9)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(10)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech, Inc. (“Genentech”) for the production of ENBREL at Genentech’s manufacturing facility in South San Francisco.

(11)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(12)	To reflect the tax effect of the above adjustments, except for the non-tax write-off of the acquired in-process research and development related to the Abgenix acquisition. (see (8) above).

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(13)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, excluding stock option expense, computed under the treasury stock and the “if-converted” methods:

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005
	GAAP	“Adjusted”, Excluding Stock Option Expense		GAAP	“Adjusted”, Excluding Stock Option Expense
Income (Numerator):
Net income for basic EPS	$1,102	$1,224		$967	$1,067
Adjustment for interest expense on convertible notes, net of tax (A)	—	—		—	—

Net income for diluted EPS, after assumed conversion of convertible notes	$1,102	$1,224		$967	$1,067

Shares (Denominator):
Weighted-average shares for basic EPS	1,167	1,167		1,233	1,233
Effect of dilutive securities	11	7	(B)	15	15
Effect of convertible notes, after assumed conversion (A)	—	—		1	1

Weighted-average shares for diluted EPS	1,178	1,174		1,249	1,249

Diluted earnings per share	$0.94	$1.04		$0.77	$0.85

	Nine Months Ended September 30, 2006			Nine Months Ended September 30, 2005
	GAAP	“Adjusted”, Excluding Stock Option Expense		GAAP	“Adjusted”, Excluding Stock Option Expense
Income (Numerator):
Net income for basic EPS	$2,117	$3,560		$2,850	$3,095
Adjustment for interest expense on convertible notes, net of tax (A)	—	—		6	6

Net income for diluted EPS, after assumed conversion of convertible notes	$2,117	$3,560		$2,856	$3,101

Shares (Denominator):
Weighted-average shares for basic EPS	1,181	1,181		1,238	1,238
Effect of dilutive securities	13	9	(B)	12	12
Effect of convertible notes, after assumed conversion (A)	—	—		13	13

Weighted-average shares for diluted EPS	1,194	1,190		1,263	1,263

Diluted earnings per share	$1.77	$2.99		$2.26	$2.46

(A)	On May 6, 2005 and August 17, 2005, in connection with an exchange offer, we modified the terms of substantially all of our convertible notes due in 2032. As a result, if converted, these convertible notes would be settled in 1) cash equal to the lesser of their accreted value at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the convertible notes due in 2032 do not impact diluted earnings per share under the “if- converted” method but rather, they impact diluted earnings per share under the treasury stock method, and only to the extent that the conversion value exceeds the accreted value during any reporting period, requiring such difference, if any, to be potentially settled in shares of common stock.

(B)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and nine months ended September 30, 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(14)	“Adjusted” diluted earnings per share including the impact of stock option expense for the three and nine months ended September 30, 2006 and 2005 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
“Adjusted” EPS, excluding stock option expense	$1.04	$0.85	$2.99	$2.46
Impact of stock option expense	(0.03)	(0.03)	(0.11)	(0.14)

“Adjusted” EPS, including stock option expense	$1.01	$0.82	$2.88	$2.32

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Aranesp® - U.S	$720	$542	$2,029	$1,525
Aranesp® - International	347	298	986	875
EPOGEN® - U.S	633	599	1,850	1,829
Neulasta® - U.S	560	475	1,636	1,381
NEUPOGEN® - U.S	212	205	609	595
Neulasta® - International	130	102	363	284
NEUPOGEN® - International	96	100	291	316
Enbrel® - U.S	669	641	1,983	1,825
Enbrel® - International	36	27	104	74
Sensipar® - U.S	61	33	163	85
Sensipar® - International	22	10	60	21
Other product sales - U.S	9	9	26	27
Other product sales - International	8	6	21	17

Total product sales	$3,503	$3,047	$10,121	$8,854

U.S	$2,864	$2,504	$8,296	$7,267
International (1)	639	543	1,825	1,587

Total product sales (1)	$3,503	$3,047	$10,121	$8,854

(1)	For the third quarter of 2006, the change in foreign exchange rates from the third quarter of 2005 positively impacted product sales by $16 million. Excluding this impact, total product sales would have increased 14% and international product sales would have increased 15% over the prior year amounts.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2006		December 31, 2005
Assets
Current assets:
Cash and marketable securities	$5,781		$5,255
Trade receivables, net	2,124		1,769
Inventories	1,711		1,258
Other current assets	1,040		953

Total current assets	10,656		9,235
Property, plant, and equipment, net	5,673		5,038
Intangible assets, net	3,819		3,742
Goodwill	11,206		10,495
Other assets	1,232		787

Total assets	$32,586		$29,297

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,515		$3,595
Convertible notes	1,773	(1)	—

Total current liabilities	6,288		3,595
Deferred tax liabilities	1,079		1,163
Convertible notes	5,000	(2)	1,759	(1)
Other long-term debt	2,233		2,198
Other non-current liabilities	265		131
Stockholders’ equity	17,721		20,451

Total liabilities and stockholders’ equity	$32,586		$29,297

Shares outstanding	1,166		1,224

(1)	Holders of our outstanding convertible notes due in 2032 may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2007 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of September 30, 2006, these convertible notes have been classified as current liabilities.

Holders of these notes also had the right to require the Company to purchase all or a portion of the notes on March 1, 2006. However, because the holders of substantially all of the then outstanding convertible notes did not require us to repurchase such notes on this date, these convertible notes were classified as non-current liabilities at December 31, 2005.

(2)	In February 2006 we issued $2.5 billion of convertible notes due in 2011 and $2.5 billion of convertible notes due in 2013.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2006

2006
“Adjusted” earnings per share guidance - excluding stock option expense	$3.85 - $3.95

Known adjustments to arrive at GAAP earnings:
Write-off of Abgenix acquired in-process research & development (1)	(0.93)
Amortization of acquired intangible assets - primarily ENBREL (2)	(0.18)
Stock option expense (3)	(0.12 - 0.14)
Amortization of acquired intangible assets, XenoMouse® technology (4)	(0.03)
Impairment of a non-ENBREL related intangible asset (5)	(0.03)
Abgenix merger-related incremental compensation (6)	(0.01)
Tularik merger-related incremental compensation (7)	(0.01)
Write-off of Avidia acquired in-process research & development and other merger-related expenses (8)	—

GAAP earnings per share guidance	$2.52 - $2.64

(1)	To exclude a one-time expense associated with writing off acquired in-process research and development related to the acquisition of Abgenix on April 1, 2006.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex acquisition. The total 2006 non-cash charge is currently estimated to be approximately $321 million, pre-tax.

(3)	To exclude the estimated stock option expense associated with Amgen’s adoption of SFAS No. 123R on January 1, 2006.

(4)	To exclude the ongoing, non-cash amortization of the intangible asset, XenoMouse® technology, acquired with the Abgenix acquisition. The non-cash charge for 2006 is currently estimated to be approximately $48 million, pre-tax.

(5)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(6)	To exclude the incremental compensation provided to certain Abgenix employees associated with their retention.

(7)	To exclude the incremental compensation provided to certain Tularik employees associated with their retention.

(8)	In connection with the pending acquisition of Avidia, Inc. (“Avidia”), Amgen will incur a one-time expense associated with writing off acquired in-process research and development. In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.

Amgen’s Third Quarter 2006 Adjusted Earnings Per Share Increased 22 Percent

To $1.04

Amgen Inc.

Reconciliation of “Adjusted” Research and Development Expense Guidance to GAAP Research and Development Expense Guidance for the Year Ending December 31, 2006

(In millions)

2006
“Adjusted” research and development expense guidance	$2,993 - $3,223

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, XenoMouse® technology (1)	48
Abgenix merger-related incremental compensation (2)	12
Tularik merger related incremental compensation (3)	7
Avidia merger related expenses (4)	—
Stock option compensation (5)	—

GAAP research and development expense guidance	$3,060 - $3,290

Note: The guidance for both “Adjusted” and GAAP research and development expense excludes one-time expenses associated with writing off acquired in-process research and development related to the acquisition of Abgenix in April 2006 and the pending acquisition of Avidia. The amount of such expense was $1,101 million for the Abgenix acquisition. For the Avidia acquisition, the amount of such expense has not yet been determined. For GAAP reporting purposes, charges relating to acquired in-process research and development are reported separately from research and development expense on the consolidated statements of operations.

(1)	In connection with the ongoing, non-cash amortization of the intangible asset, XenoMouse® technology, acquired with the Abgenix acquisition. The non-cash charge for 2006 is currently estimated to be approximately $48 million, pre-tax.

(2)	In connection with the incremental compensation provided to certain Abgenix employees associated with their retention. Substantially all related amounts have been incurred.

(3)	In connection with the incremental compensation provided to certain Tularik employees associated with their retention.

(4)	In connection with the pending acquisition of Avidia, Amgen will incur research and development merger-related expenses. As the final amounts of such expenses have not yet been determined, no adjustment is reflected above.

(5)	In connection with Amgen’s adoption of SFAS No. 123R on January 1, 2006, Amgen began expensing stock option compensation. As the final amounts of such expenses have not yet been determined, no adjustment is reflected above.